Exhibit 99.1

                        New York State Banking
Department Approves New York Community Bancorp, Inc.'s Acquisition of
                     Long Island Financial Corp.

    WESTBURY, N.Y. & ISLANDIA, N.Y.--(BUSINESS WIRE)--Nov. 4, 2005--New York Community Bancorp, Inc. (NYSE: NYB), the holding company for New York Community Bank, and Long Island Financial Corp. (NASDAQ/NMS: LICB) ("Long Island Financial"), the holding company for Long Island Commercial Bank, today announced that the acquisition of Long Island Financial by New York Community Bancorp, Inc. was approved by the New York State Banking Department on November 3, 2005.
    Shareholders of Long Island Financial are scheduled to vote on the transaction at a special meeting of stockholders to be held on November 16, 2005. In addition, the transaction requires the approval of the Board of Governors of the Federal Reserve System.
    New York Community Bancorp, Inc. is the holding company for New York Community Bank, the fifth largest thrift in the nation, with total assets of $25.0 billion at September 30, 2005. The Bank serves its customers through a network of 141 banking offices in New York City, Long Island, Westchester County, and northern New Jersey, and operates through seven divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, and Ironbound Bank. The Bank is the leading producer of multi-family mortgage loans for portfolio in New York City and the third largest thrift depository in the New York metropolitan region. Additional information about the company may be found at its web site, www.myNYCB.com.
    Long Island Financial Corp. is the $532.8 million holding company for Long Island Commercial Bank, a New York State-chartered commercial bank providing commercial and consumer banking services through twelve branch offices in Suffolk, Nassau, and Kings Counties, with an emphasis on personal service and responsiveness to the needs of its customers. Additional information about the company may be found at its web site, www.licb.com.

    New York Community Bancorp, Inc. has filed a registration statement with the Securities and Exchange Commission (the "SEC") containing a proxy statement/prospectus and other documents regarding its proposed transaction with Long Island Financial Corp. Investors are urged to read the proxy statement/prospectus because it contains important information about New York Community Bancorp, Inc. and Long Island Financial Corp., and the prospective transaction. Copies of this proxy statement/prospectus have been mailed to Long Island Financial Corp. shareholders and, together with other documents filed by New York Community Bancorp, Inc. or Long Island Financial Corp. with the SEC, may be obtained free of charge at the SEC's website (www.sec.gov) or by directing a request to New York Community Bancorp, Inc. c/o the Investor Relations Department, 615 Merrick Avenue, Westbury, N.Y. 11590 or the Corporate Secretary, Long Island Financial Corp., 1601 Veterans Highway, Suite 120, Islandia, N.Y. 11749.

    Long Island Financial Corp. and its directors, executive officers and certain other members of management, and employees may be soliciting proxies from their shareholders in favor of the proposed transaction. Information regarding such persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Long Island Financial Corp.'s shareholders in connection with the proposed transaction is set forth in Long Island Financial Corp.'s proxy statement filed with the SEC on March 25, 2005 relating to its annual meeting of shareholders held on April 20, 2005. Additional information is set forth in the proxy statement/prospectus filed with the SEC.



    CONTACT: New York Community Bancorp, Inc.
             Investor Relations:
             Ilene A. Angarola, 516-683-4420
             or
             Long Island Financial Corp.
             Douglas C. Manditch, 631-348-0888